Exhibit 99.1
Advance Auto Parts Reports First Quarter 2022 Results
Net Sales Increased 1.3% to $3.4 Billion
Comparable Store Sales Increased by 0.6%; Comparable Store Sales Increased 25.3% on a Two-Year Stack
Returned Over $400 Million of Cash to Shareholders

Affirms Full Year 2022 Guidance

RALEIGH, N.C., May 23, 2022 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the first quarter ended April 23, 2022.
"In the first quarter of 2022, we delivered our 8th consecutive quarter of comparable store sales, adjusted operating income and adjusted earnings per share growth,” said Tom Greco, president and chief executive officer. “We started 2022 with strong mid-single digit comp growth through the first ten weeks of our 16-week quarter. During the final six weeks, we experienced comp declines driven by our DIY omnichannel business. This was primarily a result of headwinds from the expected lap of the DIY sales boost from the 2021 stimulus as well as a slower start to the spring selling season due to cooler temperatures and higher precipitation. These headwinds have subsided during the first four weeks of our second quarter with comparable sales growth within our full-year guidance range.

"We believe the investments we’ve made in the company, our team members as well as our supplier partners are enabling us to capitalize on emerging opportunities while staying focused on the disciplined execution of our long-term strategic plan. Consistent with this, we continue to build and strengthen a differentiated customer offering behind improved parts availability, industry leading innovation and an enhanced online and in-store experience. This includes today’s announcement that Advance Auto Parts is the first to market with our exclusive DieHard® EV battery for hybrid and battery electric vehicles. This innovative 12-volt battery will provide improved and longer-lasting battery performance for the increasing power demands of hybrid and electric vehicles.

“We also returned over $400 million of cash to shareholders in the quarter through a combination of cash dividends and share repurchases. Consistent with our balanced approach to returning cash to shareholders, our Board also approved a quarterly cash dividend of $1.50 per share. We believe we're well positioned to execute our strategic initiatives throughout the balance of 2022 to deliver profitable growth and top-quartile total shareholder returns over the long-term."

First Quarter 2022 Results (1)
•Net sales increased 1.3% to $3.4 billion
•Comparable store sales (2) increased 0.6%; Comparable store sales increased 25.3% on a two-year stack
•Gross profit increased 1.5% to $1.5 billion; Adjusted gross profit (3) increased 6.6% to $1.6 billion
•Gross profit margin was flat; Adjusted gross profit margin (3) increased 231 basis points to 47.1% of Net sales
•SG&A increased 5.7% to $1.3 billion; Adjusted SG&A (3) increased 7.8% to $1.3 billion
•SG&A was 38.6% of Net sales compared with 37.0% of Net sales; Adjusted SG&A (3) deleveraged 229 basis points to 38.1% of Net sales
•Operating income decreased 19.4% to $203.3 million; Adjusted operating income (3) increased 1.6% to $303.6 million
•Operating income margin decreased by 155 basis points to 6.0%; Adjusted operating income margin (3) was flat
•Diluted EPS decreased 19.6% to $2.26 compared with $2.81 in the first quarter of 2021; Adjusted diluted EPS (3) increased 6.9% to $3.57 compared with the first quarter of 2021
•Net cash used in operating activities was $54.9 million; Free cash flow (3) was an outflow of $169.8 million
•Returned $403 million to shareholders through a combination of share repurchases and cash dividends
•Opened 35 new stores in the first quarter

First quarter of 2022 Net sales totaled $3.4 billion, a 1.3% increase compared with the first quarter of the prior year. This was driven primarily by year over year growth in our professional and independent businesses. Comparable store sales for the first quarter of 2022 increased 0.6%.

The company's GAAP Gross profit margin of 44.6% was flat compared with the first quarter of the prior year. Adjusted gross profit increased 6.6% to $1.6 billion. Adjusted gross profit margin was 47.1% of Net sales in the first quarter of 2022, a 231 basis point increase from the first quarter of 2021. This was primarily driven by improvements in category management, including strategic pricing and owned brand expansion. These improvements were partially offset by inflationary costs and unfavorable channel and product mix.

The company's GAAP SG&A was 38.6% of Net sales in the first quarter of 2022 compared with 37.0% in the first quarter of 2021. Adjusted SG&A increased to $1.3 billion from $1.2 billion in the first quarter of the prior year. As a percent of Net sales, Adjusted SG&A was 38.1% in the first quarter of 2022, which deleveraged 229 basis points compared with the first quarter of 2021. This was primarily driven by inflationary headwinds including store labor, fuel costs as well as start-up costs associated with new store openings and channel mix. These costs were partially offset by a year over year decrease in COVID-19 related expenses and incentive compensation as well as savings associated with SG&A reduction efforts.

On a GAAP basis, the company's Operating income was $203.3 million, or 6.0% of Net sales, compared with 7.6% in the first quarter of 2021. The company's Adjusted operating income was $303.6 million in the first quarter of 2022, an increase of 1.6% versus the first quarter of the prior year. Adjusted operating income margin of 9.0% of Net sales was flat in the first quarter compared with the first quarter of the prior year.

(1)    All comparisons are based on the same time period in the prior year.
(2)    Comparable store sales exclude sales to independently owned Carquest locations.
(3)    For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

The company's effective tax rate in the first quarter of 2022 was 23.7%, compared with 24.3% in the first quarter of 2021. On a GAAP basis, the company's Diluted EPS was $2.26 compared with $2.81 in the first quarter of 2021. The company's Adjusted Diluted EPS was $3.57 for the first quarter of 2022, an increase of 6.9% compared with the first quarter of the prior year.

Net cash used in operating activities was $54.9 million through the first quarter of 2022 versus Net cash provided by operating activities of $329.9 million in the same period of the prior year. The decrease was primarily driven by lower Net income and working capital. Free cash flow through the first quarter of 2022 was a cash outflow of $169.8 million compared with a cash inflow of $259.0 million in the first quarter of the prior year.

Capital Allocation
During the first quarter of 2022, the company repurchased 1.1 million shares of its common stock at an aggregate cost of $248.2 million, or an average price of $231.41 per share, in connection with its share repurchase program. At the end of the first quarter of 2022, the company had $1.3 billion remaining under the share repurchase program.

On May 18, 2022 the company declared a regular cash dividend of $1.50 per share to be paid on July 1, 2022 to all common stockholders of record as of June 17, 2022.

Full Year 2022 Guidance
"We continue to execute against our long-term plans, despite volatility within the broader macro environment," said Jeff Shepherd, executive vice president and chief financial officer. "Based on our Q1 results and 2022 outlook, we’re reaffirming our 2022 guidance including comparable store sales growth, adjusted operating margin expansion and double-digit adjusted earnings per share growth. Importantly, we’re slightly increasing our Adjusted diluted EPS guidance range reflecting year to date share repurchases."

	2022
($ in millions, except per share data)	Low	High
Net sales	$11,200	$11,500
Comparable store sales	1.0%	3.0%
Adjusted operating income margin (1)	10.0%	10.2%
Income tax rate	24.0%	26.0%
Adjusted diluted EPS (1, 2, 3)	$13.30	$13.85
Capital expenditures	$300	$350
Free cash flow (1)	Minimum $775
Share repurchases	$500	$700
New store and branch openings	125	150
(1)    For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2022 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.
(2)    As of February 14, 2022, the company's Adjusted diluted EPS guidance was a range between $13.20 and $13.75.
(3)    Assumes weighted-average shares outstanding as of May 20, 2022, including 0.5 million shares repurchased subsequent to April 23, 2022 and excludes any future share repurchases made by the company.

Investor Conference Call
The company will detail its results for the first quarter ended April 23, 2022 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, May 24, 2022. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).
To join by phone, please pre-register online online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of April 23, 2022 Advance operated 4,687 stores and 311 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,318 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will," or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, deterioration of general macroeconomic conditions, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global COVID-19 pandemic. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K, as updated by other filings made by the company with the Securities and Exchange Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	April 23, 2022 (1)	January 1, 2022 (2)
Assets
Current assets:
Cash and cash equivalents	$138,733	$601,428
Receivables, net	957,799	782,785
Inventories	4,778,849	4,659,018
Other current assets	182,399	232,245
Total current assets	6,057,780	6,275,476
Property and equipment, net	1,567,986	1,528,311
Operating lease right-of-use assets	2,687,581	2,671,810
Goodwill	993,820	993,744
Other intangible assets, net	642,120	651,217
Other assets	53,194	73,651
Total assets	$12,002,481	$12,194,209
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,942,388	$3,922,007
Accrued expenses	617,793	777,051
Other current liabilities	492,393	481,249
Total current liabilities	5,052,574	5,180,307
Long-term debt	1,187,170	1,034,320
Noncurrent operating lease liabilities	2,330,532	2,337,651
Deferred income taxes	420,336	410,606
Other long-term liabilities	102,189	103,034
Total stockholders' equity	2,909,680	3,128,291
Total liabilities and stockholders’ equity	$12,002,481	$12,194,209

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at January 1, 2022 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Sixteen Weeks Ended
	April 23, 2022 (1)	April 24, 2021 (1)
Net sales	$3,374,210	$3,330,370
Cost of sales, including purchasing and warehousing costs	1,867,690	1,845,444
Gross profit	1,506,520	1,484,926
Selling, general and administrative expenses	1,303,250	1,232,797
Operating income	203,270	252,129
Other, net:
Interest expense	(12,868)	(11,191)
Loss on early redemptions of senior unsecured notes	(7,408)	—
Other income, net	136	4,836
Total other, net	(20,140)	(6,355)
Income before provision for income taxes	183,130	245,774
Provision for income taxes	43,339	59,844
Net income	$139,791	$185,930

Basic earnings per common share	$2.28	$2.83
Weighted-average common shares outstanding	61,261	65,688

Diluted earnings per common share	$2.26	$2.81
Weighted-average common shares outstanding	61,732	66,102

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Sixteen Weeks Ended
	April 23, 2022 (1)	April 24, 2021 (1)
Cash flows from operating activities:
Net income	$139,791	$185,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,581	77,253
Share-based compensation	16,978	16,260
Loss on early redemptions of senior unsecured notes	7,408	—
Provision for deferred income taxes	9,681	14,660
Other, net	2,257	5,275
Net change in:
Receivables, net	(174,895)	(53,982)
Inventories	(119,550)	63,883
Accounts payable	20,225	96,094
Accrued expenses	(98,978)	(50,949)
Other assets and liabilities, net	56,562	(24,492)
Net cash (used in) provided by operating activities	(54,940)	329,932
Cash flows from investing activities:
Purchases of property and equipment	(114,854)	(70,884)
Proceeds from sales of property and equipment	828	590
Net cash used in investing activities	(114,026)	(70,294)
Cash flows from financing activities:
Borrowings under credit facilities	275,000	—
Payments on credit facilities	(275,000)	—
Borrowings on senior unsecured notes	348,618	—
Payments on senior unsecured notes	(201,081)	—
Dividends paid	(154,796)	(33,146)
Repurchases of common stock	(264,469)	(183,647)
Other, net	(2,007)	104
Net cash used in financing activities	(273,735)	(216,689)
Effect of exchange rate changes on cash	(19,994)	2,292

Net (decrease) increase in cash and cash equivalents	(462,695)	45,241
Cash and cash equivalents, beginning of period	601,428	834,992
Cash and cash equivalents, end of period	$138,733	$880,233

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO impacts — To assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but are not limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI amortization of acquired intangible assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Sixteen Weeks Ended
(in thousands, except per share data)	April 23, 2022	April 24, 2021
Net income (GAAP)	$139,791	$185,930
Cost of sales adjustments:
Transformation expenses:
Other significant costs	56	2,303
LIFO impacts	81,475	3,147
SG&A adjustments:
GPI amortization of acquired intangible assets	8,439	8,547
Transformation expenses:
Restructuring costs	1,491	20,742
Third-party professional services	6,924	8,034
Other significant costs	1,979	3,883
Other income adjustment (1)	7,408	(36)
Provision for income taxes on adjustments (2)	(26,943)	(11,655)
Adjusted net income (Non-GAAP)	$220,620	$220,895

Diluted earnings per share (GAAP)	$2.26	$2.81
Adjustments, net of tax	1.31	0.53
Adjusted EPS (Non-GAAP)	$3.57	$3.34

(1)During the sixteen weeks ended April 23, 2022, we incurred charges relating to a make-whole provision and debt issuance costs of $7.0 million and $0.4 million, in connection with the early redemption of our 2023 Notes.
(2)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Sixteen Weeks Ended
(in thousands)	April 23, 2022	April 24, 2021
Gross profit (GAAP)	$1,506,520	$1,484,926
Gross profit adjustments	81,531	5,450
Adjusted gross profit (Non-GAAP)	$1,588,051	$1,490,376

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Sixteen Weeks Ended
(in thousands)	April 23, 2022	April 24, 2021
SG&A (GAAP)	$1,303,250	$1,232,797
SG&A adjustments	(18,833)	(41,206)
Adjusted SG&A (Non-GAAP)	$1,284,417	$1,191,591

Reconciliation of Adjusted Operating Income:
	Sixteen Weeks Ended
(in thousands)	April 23, 2022	April 24, 2021
Operating income (GAAP)	$203,270	$252,129
Cost of sales and SG&A adjustments	100,364	46,656
Adjusted operating income (Non-GAAP)	$303,634	$298,785

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Sixteen Weeks Ended
(in thousands)	April 23, 2022	April 24, 2021
Cash flows (used in) provided by operating activities	$(54,940)	$329,932
Purchases of property and equipment	(114,854)	(70,884)
Free cash flow	$(169,794)	$259,048

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	April 23, 2022	January 1, 2022
Total GAAP debt	$1,187,170	$1,034,320
Add: Operating lease liabilities	2,798,628	2,802,772
Adjusted debt	3,985,798	3,837,092

GAAP Net income	569,969	616,108
Depreciation and amortization	268,002	259,933
Interest expense	39,468	37,791
Other income, net	(335)	(4,999)
Provision for income taxes	173,312	189,817
Restructuring costs	8,056	27,307
Third-party professional services	22,989	24,099
Other significant costs	7,253	11,404
Transformation expenses	38,298	62,810
Other adjustments (1)	7,444	—
Total net adjustments	526,189	545,352
Adjusted EBITDA	1,096,158	1,161,460
Rent expense	580,337	565,945
Share-based compensation	63,785	63,067
Adjusted EBITDAR	$1,740,280	$1,790,472

Adjusted Debt to Adjusted EBITDAR	2.3	2.1

(1)The adjustments to the four quarters ended April 23, 2022 represent charges incurred resulting from the early redemption of the company's 2023 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the sixteen weeks ended April 23, 2022, 35 stores and branches were opened and 9 were closed or consolidated, resulting in a total of 4,998 stores and branches as of April 23, 2022, compared to a total of 4,972 stores and branches as of January 1, 2022.

The below table summarizes the changes in the number of company-operated stores and branches during the sixteen weeks ended April 23, 2022:

	AAP	AI	CARQUEST	WORLDPAC (1)	Total
January 1, 2022	4,308	51	347	266	4,972
New	35	—	—	—	35
Closed	—	(2)	(3)	(3)	(8)
Consolidated	—	(1)	—	—	(1)
Converted	—	(48)	—	48	—
Relocated	1	—	(1)	—	—
April 23, 2022	4,344	—	343	311	4,998

(1) Certain converted AI locations will remain branded as AI going forward.